Exhibit 10.25

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 11th day of May, 2009, by and between Jerry Katzman, M.D., an individual residing in Sunrise, FL (hereinafter referred to as “Executive”) and Comprehensive Care Corporation, a Delaware corporation with its principle office located at 3405 W. Dr. Martin Luther King Jr. Blvd, Suite 101, Tampa, FL 33607 (hereinafter called the “Company”).

W I T N E S S E T H

WHEREAS, the Company desires to retain the services of Executive to render his/her services to Company on the terms and conditions hereinafter set forth; and

WHEREAS, Executive is agreeable to rendering such services to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Employment Term, Duties and Acceptance

(a) Company hereby retains Executive as Company’s Executive Vice President of Strategic Development for a period of three (3) years, commencing on the date hereof (the “Employment Period”), subject to earlier termination as hereinafter provided, to render his/her services to Company upon the terms and conditions herein contained, in such executive capacity. In such executive capacity, Executive shall report and be responsible to the Company’s Chief Executive Officers and the Company’s Board of Directors. Notwithstanding the foregoing and notwithstanding the fact that Executive’s employment shall commence immediately, the three-year term of Executive’s employment shall be calculated from the time Executive is paid his/her full compensation on a regular basis as set forth in paragraph 2 below.

(b) Executive hereby accepts the foregoing employment and agrees to render his/her services to the Company on a full-time basis in such a manner as directed by the Company’s Chief Executive Officers as to reflect Executive’s best efforts to the end that the Company’s operations are properly managed. In furtherance of Executive performing the duties assigned to him/her under this Agreement, the Company agrees to provide Executive with a support staff reasonably required by Executive so as to enable him/her to carry out such duties.

2.	Compensation

(a) During the first year of the term of this Agreement, Executive shall receive compensation of $390,000.00 per year. This compensation may, at the election of the Company, be accrued, in whole or in part, until such time as the Company receives financing and/or generates sufficient revenues with which to pay the Company’s executives their stated compensation after the payment by the Company of its operating expenses. Executive’s compensation shall be payable in accordance with the general payroll practices of the Company as are from time to time, in effect, less such deductions or amounts as shall be required to be withheld by applicable law or regulation. On each yearly anniversary date of the execution of this Agreement (hereinafter sometimes called the “Anniversary Date,” in each yearly instance) the Board of Directors shall review the services provided by Executive to determine the amount that Executive’s salary shall be increased for the forthcoming yearly period. Such increase shall be no less than an amount equal to the percentage increase in the Consumer Price Index or such other similar index reflective of the cost of living increase in the metropolitan area of Executive’s place of residence from the beginning of the yearly period to the end of the yearly period with respect to the Consumer Price Index applicable to the said metropolitan area, times Executive’s base compensation in effect during the said yearly period. The sum resulting by way of this increase to the Executive’s base compensation shall, for the then immediately succeeding period be considered the Executive’s base compensation. The Board of Directors shall also determine on an annual (fiscal or calendar year, as the case may be) basis, the amount, if any, of bonus or incentives to be paid to Executive. Provided, however, that Executive shall receive a special bonus (“special bonus”) in an amount equal to one (1) percent of the Company’s pre-tax profits from the preceding year (as determined by the application of generally accepted accounting principles), up to the first one-million dollars of such profits; plus an additional sum equal to two, and (2) percent of the Company’s pre-tax profits for all sums over one-million dollars The special bonus shall be paid within thirty (30) days following determination thereof, which determination shall be made as soon as practicable.

(b) Executive shall be entitled to reasonable paid vacation time, sick leave and time to attend professional meetings comparable to that offered the executives in comparable positions.

(c) Executive shall be entitled (subject to the terms and conditions of particular plans and programs) to all fringe benefits afforded to other senior executives of the Company, including, but not by way of limitation, bonuses and the right to participate in any pension, stock option, retirement and, unless otherwise covered by a group policy (as opposed to an individual policy owned and paid for by Executive and/or his wife and/or a company of which either of them own 100% of stock), major medical, group health, disability, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by the Company. The Company also agrees to pay the premiums for Executive’s current life insurance policy and travel and accident insurance (with a double indemnity provision).

(d) Company shall pay or reimburse Executive for reasonable expenses incurred in the performance of his services under this Agreement during the Employment Period, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

(e) Company shall pay Executive a sign on bonus of $70,000 which, at the Company’s discretion, may be accrued, in whole or in part, until such time as the Company receives financing and/or generates sufficient revenues with which to pay the Executive.

3.	Disability

(a) Upon the disability, as defined in subparagraph 3(b) hereof, of Executive during the Employment Period, Company may, in its sole discretion, terminate Executive’s employment; provided that if the Company elects to so terminate Executive’s employment, Executive shall be entitled to receive, accrued but unpaid salary, expense reimbursement and bonuses, the proceeds of any disability insurance policy plus an amount from the Company monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability will equal the Executive’s salary for a twelve-month period following the date of termination, as if the termination had not occurred. Such termination shall have no effect on the Company’s obligation to pay the special bonus referred to hereinbefore. Provided, however, in the event Executive partially perform and discharge the duties previously performed by him/her for Company, nothing herein shall prevent the Executive from continuing his/her duties in a part-time capacity, at a level of Compensation to be determined at that time.

(b) For purposes of this Agreement the term “disability” shall mean Executive’s inability to continue to materially and substantially perform and discharge the duties previously required of him/her on behalf of the Company for an aggregate period exceeding three (3) consecutive months within any twelve (12) month consecutive period.

(c) In the event of a dispute between the parties as to what constitutes a disability, such dispute shall be finally determined by a person mutually agreed upon by Executive and Company. If a mutually acceptable person cannot be selected, such designations shall be made by Executive and Company each choosing a person, which person shall then mutually select a third person (collectively called the “panel”). The panel’s determination shall be made by majority vote and such determination shall be deemed binding and conclusive. The parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

4.	Termination of Employment

(a) (i) In the event Fifty (50) Percent or more of the equity securities or all or substantially all of the assets of the Company are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended and in the further event that Executive’s employment is terminated, by either the Company or the Executive, within twelve (12) months following such event, except if such termination is by reason of “cause” (as that term is defined at paragraph 4(c) hereafter, or (ii) in the event Executive terminates his employment by reason of the uncured breach of this Agreement by Company (“cause”), then, on the termination date, Company shall pay (or issue, as the case may be) to Executive a lump sum amount equal to the aggregate of (i) accrued but unpaid salary, if any; (ii) accrued but unpaid expenses, if any; (iii) accrued but unpaid bonuses, if any; (iv) unissued warrants, if any; and (v) the total compensation which would have been paid to Executive through five full years of compensation from the date of termination. Additionally, as of the termination date, Executive’s rights to exercise his warrants, (if any) and/or stock option to the full extent of the shares covered thereby (if said rights had not otherwise matured or vested), shall forthwith mature and vest and Executive shall have the right to exercise his rights under any such securities. If the Executive intends to terminate his employment with the company for “cause”, he “cause” shall be specified in a written notice sent by Executive to the Company, and the Company shall be afforded fifteen (15) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured.

(b) In the event Fifty (50) Percent or more of the equity securities or all or substantially all of the assets of the Company are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended, all unvested securities and benefits attributable to the Executive will immediately vest. In addition, with respect to any securities of the Company or rights to securities in the Company vesting in Executive as a result of this Article 4, the Company shall advise Executive by written notice at least four weeks prior to the Company’s filing of one or more registration statements under the Securities Act of 1933, as amended (or any successor form covering securities) to be offered and sold to the public generally, and shall, upon request of Executive, include in any such registration statement such securities of Executive as he/she may request. The foregoing shall include common stock of the Company to which Executive may be entitled by way of his/her exercise of any stock options and/or the exercise of warrants.

(c) In the event of misconduct in office by Executive in the performance of his/her duties hereunder (which shall hereinafter be referred to as “Termination for Cause”), Company may terminate this Agreement by giving two (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination. If Executive is subjected to Termination for Cause, then such “cause” shall be specified in such notice and Executive shall be afforded thirty (30) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured. If Executive is unable to cure or if terminated pursuant to the provisions of paragraph “4.(c)”, Company shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any; and (ii) the net salary compensation which would have been paid to Executive through the date of termination. Furthermore, in that event any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not then vested shall be forfeited as of the termination date.

(d) The failure of Executive’s representations herein to be materially accurate shall give the Company the right to terminate Executive’s engagement.

(e) In the event Executive resigns or is terminated as an employee of Company, Executive hereby agrees that his position(s) as officer and director of the Company shall automatically end as of the date of his resignation or termination of employment.

EXECUTIVE REPRESENTATIONS

Executive represents and warrants to the Company that:

(a) He/She has full right, power and authority to enter into this Agreement and perform the services and directions given to him/her by the Company’s Chief Executive Officer, consistent with the Executive’s position of Executive Vice President of Strategic Development, free of any further obligation to any prior employer.

(b) The Executive is not subject to the restrictions of any restrictive covenants entered into between or among the Executive and other prior employer(s).

6.	CONFIDENTIALITY

(a) Executive agrees to execute Company’s standard form of Confidentiality Agreement as prepared by Counsel to Company and annexed hereto as Schedule A.

(b) Executive’s covenants contained herein shall survive the termination or expiration of this Agreement.

7.	TERMINATION OF AGREEMENT

This Agreement shall, in addition to other provisions affecting termination, terminate on the occurrence of any of the following events:

(a) Cessation of the Company’s business;

(b) Dissolution of the Company; or

(c) The voluntary agreement of the parties hereto.

8.	NOTICES

All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the parties at the addresses (or at such other address for a party as shall be specified by like notice) specified on the first page of this Agreement.

9.	WAIVER

The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.	GOVERNING LAW

This Agreement shall be governed by the laws of the Sate of Florida, which shall have exclusive jurisdiction over any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

11.	COMPLETE AGREEMENT

This Agreement constitutes the complete and exclusive agreement between the parties hereto which supersedes all proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein.

12.	SEVERABILITY

If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.	EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS

This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.

14.	MODIFICATION

This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.

15.	FURTHER INSTRUMENTS

The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

16.	INDEMNIFICATION

In addition to any liability insurance to be provided the Executive, the Company will indemnify Executive from any and all claims, demands, suits, actions or judgments which hereafter may by asserted, instituted or recorded by any person, firm or corporation made against Executive with respect to all expenses, losses, charges and attorney’s fees sustained or incurred by the Executive in defending any suit, action or other proceeding brought against the Executive, directly or indirectly, arising out of Executive’s employment by Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 11th day of May, 2009.

COMPREHENSIVE CARE CORPORATION

By:	/s/ John Hill	By:	/s/ Jerry Katzman, M.D.
	President and Co-Chief Executive Officer		Jerry Katzman, M.D.